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                                                                     Exhibit 5.2

                         INDEPENDENT AUDITORS' CONSENT


The Board of Directors
Cargill, Incorporated


We consent to the use of our report dated September 29, 2004, with respect to the combined balance sheet of North Star Steel Minnesota, North Star Steel Iowa, North Star Steel Kentucky, Inc., North Star Steel Texas, Inc. and Cargill Wire (North Star) as of May 31, 2004, and the related combined statement of earnings, stockholders' equity and cash flows for the year ended May 31, 2004, included herein and to the reference to our firm under the heading "Experts" in the prospectus.



/s/ KPMG LLP
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KPMG LLP
Minneapolis, Minnesota
October 4, 2004